                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       -----------------------------------
                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 1


                           FRISCH'S RESTAURANTS, INC.
                           --------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                           --------------------------
                         (Title of Class of Securities)

                                    358748101
                                    ---------
                                 (CUSIP Number)

  JAMES R. CUMMINS, ESQ., BROWN, CUMMINS & BROWN CO., L.P.A., 3500 CAREW TOWER,
             441 VINE STREET, CINCINNATI, OHIO 45202 (513) 381-2121
            ---------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                NOVEMBER 13, 1998
                                -----------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ]


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (CONTINUED ON FOLLOWING PAGES)
                               (PAGE 1 OF 4 PAGES)

CUSIP NO. 358748101                SCHEDULE 13D                     PAGE 2 OF 4
--------------------------------------------------------------------------------
 1.      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               JBM Limited Partnership - 31-1422424
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS
                OO
--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)   [ ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
                 State of Ohio
--------------------------------------------------------------------------------
                        7.  SOLE VOTING POWER                  701,188
NUMBER OF SHARES        --------------------------------------------------------
BENEFICIALLY OWNED      8.  SHARED VOTING POWER                    -0-
BY EACH REPORTING       --------------------------------------------------------
PERSON WITH             9.  SOLE DISPOSITIVE POWER             701,188
                        --------------------------------------------------------
                        10. SHARED DISPOSITIVE POWER               -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 701,188
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [ ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                 11.8%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON

                 PN
--------------------------------------------------------------------------------

CUSIP NO. 358748101                SCHEDULE 13D                     PAGE 3 OF 4
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                             ADDITIONAL INFORMATION


ITEM 1.  SECURITY AND ISSUER:
         --------------------

         No change.

ITEM 2.  IDENTITY AND BACKGROUND:
         ------------------------

         No change.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:
         --------------------------------------------------

         No change.


ITEM 4.  PURPOSE OF TRANSACTION:
         -----------------------

         No change.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER:
         -------------------------------------

                  (a)      See page 2, nos. 11 and 13.

                  (b) Mrs. Blanche F. Maier (see Item 2), as General Partner of JBM, retains sole voting and dispositive power over the 701,188 shares owned by JBM.

                  (c) Mr. Jack Maier gifted to JBM 94,131 shares on 11/13/98 and 1,000 shares on 11/18/98.

                  (d)      N/A

                  (e)      N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO
        ------------------------------------------------------------------------
        SECURITIES OF THE ISSUER:
        -------------------------

         No change.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS:
        ----------------------------------

         N/A

CUSIP NO. 358748101                SCHEDULE 13D                     PAGE 4 OF 4
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    JBM LIMITED PARTNERSHIP

Dated:   January 22, 1999           /s/ Mrs. Blanche F. Maier
                                        -----------------------------
                                        MRS. BLANCHE F. MAIER